Exhibit 4.12

CONSENT OF EXPERT

September 19, 2013

I, Luke Evans, M.Sc., P.Eng., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Midwest Uranium Deposit Mineral Resource and Mineral Reserve Estimates, Saskatchewan, Canada” dated June 1, 2005, as amended on February 14, 2006, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. dated September 19 2013.

/s/ Luke Evans
Luke Evans, M.Sc., P.Eng.